Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated November 17, 2016

Relating to Preliminary Prospectus dated November 14, 2016

Registration No. 333-212491

MOTIF BIO PLC

FREE WRITING PROSPECTUS

This free writing prospectus relates only to, and should be read together with, the preliminary prospectus dated November 14, 2016 (the “Preliminary Prospectus”) included in Amendment No. 10 to the Registration Statement on Form F-1 (File No. 333-212491) (the “Registration Statement”) relating to the initial U.S. public offering of American Depositary Shares, or ADSs, of Motif Bio plc (the “Company”), together with warrants to purchase ADSs, or ADS Warrants, and the concurrent European placement of ordinary shares of the Company, together with warrants to purchase ordinary shares.

On November 14, 2016, we filed Amendment No. 10 to the Registration Statement, which may be accessed through the following link: https://www.sec.gov/Archives/edgar/data/1674657/000104746916016655/a2230255zf-1a.htm.  The information in this free writing prospectus is preliminary and is subject to completion or change. This free writing prospectus is only a summary of the changes to the Preliminary Prospectus and should be read together with the Preliminary Prospectus included in the Registration Statement, including the section entitled “Risk Factors” beginning on page 13 of the Preliminary Prospectus.  Capitalized terms used, but not defined, herein have the meanings set forth in the Preliminary Prospectus.

To review the Preliminary Prospectus included in the Registration Statement, click on the following link: https://www.sec.gov/Archives/edgar/data/1674657/000104746916016655/a2230255zf-1a.htm.  The following information updates and supersedes the information contained in the Preliminary Prospectus to the extent that such information is inconsistent therewith.

The disclosure in the Preliminary Prospectus relating to our application for listing the ADSs and ADS Warrants on The NASDAQ Global Market has been updated to reflect that the ADSs and ADS Warrants have instead been approved for listing on The NASDAQ Capital Market under the symbols “MTFB” and “MTFBW,” respectively.

Motif Bio plc has filed a registration statement, including the preliminary prospectus, with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may obtain these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, you may obtain copies of the preliminary prospectus by contacting H.C. Wainwright & Co., LLC, 430 Park Avenue, New York, NY 10022, email: placements@hcwco.com.